As filed with the Securities and Exchange Commission on October 8, 2008

Securities Act File No. 333-152161

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. ☐

Post-Effective Amendment No. 1

NATIXIS FUNDS TRUST II

(Exact Name of Registrant as Specified in Charter)

399 Boylston Street, Boston MA 02116

(Address of Principal Executive Offices)

(617) 449-2810

(Registrant’s Telephone Number, Including Area Code)

Coleen Downs Dinneen, Esq.

Natixis Distributors, L.P.

399 Boylston Street

Boston, MA 02116

(Name and Address of Agent for Service)

Copy to:

John M. Loder, Esq.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02109

It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (d) of Rule 462 under the Securities Act of 1933, as amended solely for the purpose of adding the enclosed exhibits to such Registration Statement.

Pursuant to the provisions of Rule 24f-2 under the Investment Company Act of 1940, Registrant declares that an indefinite number of its shares are being registered under the Securities Act of 1933 by this registration statement.

There have been no changes to the information statement/prospectus or statement of additional information as filed with the Registrant’s Registration Statement on Form N-14 (File No. 333-152161), as filed with the Commission on July 7, 2008 (Accession No. 0001193125-08-147314) and as supplemented July 8, 2008 (Accession No. 0001193125-08-172077).

Registration Nos. 333-152161

NATIXIS FUNDS TRUST II

PART C

OTHER INFORMATION

Item 15.	Indemnification.

Under Article 5 of the Registrant’s By-laws, any past or present Trustee or officer of the Registrant (hereinafter referred to as a “Covered Person”) shall be indemnified to the fullest extent permitted by law against all liability and all expenses reasonably incurred by him or her in connection with any claim, action, suit or proceeding to which he or she may be a party or otherwise involved by reason of his or her being or having been a Covered Person. That provision does not authorize indemnification when it is determined that such Covered Person would otherwise be liable to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties. This description is modified in its entirety by the provision of Article 5 of the Registrant’s By-laws incorporated by reference to exhibit (b)(1) to post-effective amendment (“PEA”) No. 128 to the Registration Statement filed on January 30, 2006.

The Distribution Agreements, the Custodian Agreement, the Transfer Agency and Service Agreement and the Administrative Services Agreement (the “Agreements”) contained herein or in various post-effective amendments and incorporated herein by reference, provide for indemnification. The general effect of these provisions is to indemnify entities contracting with the Registrant against liability and expenses in certain circumstances. This description is modified in its entirety by the provisions of the Agreements as contained in this Registration Statement and incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in connection with the successful defense of any claim, action, suit or proceeding) is asserted against the Registrant by such Trustee, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant and its Trustees, officers and employees are insured, under a policy of insurance maintained by the Registrant in conjunction with Natixis Global Asset Management, L.P. and its affiliates, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such Trustees or officers. The policy expressly excludes coverage for any Trustee or officer for any claim arising out of any fraudulent act or omission, any dishonest act or omission or any criminal act or omission of the Trustee or officer.

Item 16.	Exhibits

(1)		Articles of Incorporation.

	(a)	The Registrant’s Fourth Amended and Restated Agreement and Declaration of Trust dated June 2, 2005 (the “Agreement and Declaration”) is incorporated by reference to exhibit (a)(1) to PEA No. 128 to the initial registration statement (“Registration Statement”) filed on January 30, 2006.

	(b)		Amendment No. 1 dated June 1, 2007 to the Agreement and Declaration is incorporated by reference to exhibit (a)(2) to PEA No. 132 to the Registration Statement filed on January 28, 2008.

	(c)		Memorandum and Articles of Association of ASG Global Alternatives Cayman Fund Ltd. (the “Commodity Subsidiary”) dated August 11, 2008 is incorporated by reference to exhibit (a)(3) to PEA No. 138 to the Registration Statement filed on September 29, 2008.

(2)			By-Laws.

The Registrant’s Amended and Restated By-Laws dated June 2, 2005 (the “By-Laws”) are incorporated by reference to exhibit (b)(1) to PEA No. 128 to the Registration Statement filed on January 30, 2006.

(3)			Voting Trust Agreements.

None.

(4)			Agreement and Plan of Reorganization is filed herewith.

(5)			Instruments Defining Rights of Security Holders.

Rights of shareholders as described in Article III, Section 6 of the Registrant’s Agreement and Declaration is incorporated by reference to exhibit (c) to PEA No. 128 to the Registration Statement filed on January 30, 2006.

(6)			Investment Advisory Contracts.

	(a)	(i)	Advisory Agreement dated October 30, 2000 between the Registrant, on behalf of Harris Associates Large Cap Value Fund, and Natixis Asset Management Advisors, L.P. (formerly IXIS Asset Management Advisors, L.P.) (“Natixis Advisors”) is incorporated by reference to exhibit (d)(1)(i) to PEA No. 114 to the Registration Statement filed on February 27, 2001.

		(ii)	Advisory Agreement between the Registrant, on behalf of Delafield Select Fund, and Reich & Tang Asset Management, LLC (“Reich & Tang”) is filed herewith.

		(iii)	Advisory Agreement between the Registrant, on behalf of ASG Global Alternatives Fund, and AlphaSimplex Group, LLC (“AlphaSimplex”) is incorporated by reference to exhibit (d)(1)(iii) to PEA No. 138 to the Registration Statement filed on September 29, 2008.

		(iv)	Advisory Agreement between the Registrant, on behalf of Vaughan Nelson Value Opportunity Fund, and Natixis Advisors to be filed by Amendment.

		(v)	Form of Advisory Agreement between the Commodity Subsidiary and AlphaSimplex to be filed by amendment.

	(b)	(i)	Sub-advisory Agreement dated October 29, 2002 among Registrant, on behalf of Harris Associates Large Cap Value Fund, Natixis Advisors, and Harris Associates L.P. (“Harris Associates”) is incorporated by reference to exhibit (d)(2)(i) to PEA No. 119 to the Registration Statement filed on April 29, 2003.

		(ii)	Amendment No.1 dated July 1, 2005 to Sub-advisory Agreement dated October 29, 2002 among Registrant, on behalf of Harris Large Cap Value Fund, Natixis Advisors, and Harris Associates is incorporated by reference to exhibit (d)(2)(ii) to PEA No. 128 to the Registration Statement filed on January 30, 2006.

		(iii)	Sub-Advisory Agreement among Registrant, on behalf of ASG Global Alternatives Fund, AlphaSimplex and Reich & Tang is incorporated by reference to exhibit (d)(2)(iii) to PEA No. 138 to the Registration Statement filed on September 29, 2008.

		(iv)	Sub-Advisory Agreement among Registrant on behalf of Vaughan Nelson Value Opportunity Fund, Natixis Advisors and Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) to be filed by Amendment.

		(v)	Form of Advisory Agreement between the Commodity Subsidiary and AlphaSimplex to be filed by amendment.

(7)			Underwriting Contracts.

	(a)		Distribution Agreement dated March 3, 2003 between Registrant, on behalf of Harris Associates Large Cap Value Fund, and Natixis Distributors, L.P. (formerly IXIS Asset Management Distributors, L.P.) (“Natixis Distributors”) is incorporated by reference to exhibit (e)(1) to PEA No. 119 to the Registration Statement filed on April 29, 2003.

	(b)		Distribution Agreement between Registrant, on behalf of Delafield Select Fund, and Natixis Distributors is filed herewith.

	(c)		Form of Dealer Agreement used by Natixis Distributors is incorporated by reference to exhibit (e)(3) to PEA No. 134 to the Registration Statement filed on April 29, 2008.

	(d)		Distribution Agreement between Registrant, on behalf of ASG Global Alternatives Fund, and Natixis Distributors is incorporated by reference to exhibit (e)(4) to PEA No. 138 to the Registration Statement filed on September 29, 2008.

	(e)		Distribution Agreement between Registrant on behalf of Vaughan Nelson Value Opportunity Fund, and Natixis Distributors to be filed by Amendment.

(8)			Bonus or Profit Sharing Contracts.

Not applicable.

(9)			Custodian Agreements.

	(a)		Custodian Contract dated September 1, 2005 among Registrant, on behalf of its respective series, Natixis Funds Trust I (formerly IXIS Advisor Funds Trust I), Natixis Funds Trust III (formerly IXIS Advisor Funds Trust III), Natixis Funds Trust IV (formerly IXIS Advisor Funds Trust IV), Natixis Cash Management Trust (formerly IXIS Advisor Cash Management Trust), Loomis Sayles Funds I, Loomis Sayles Funds II and State Street Bank and Trust Company (“State Street”) is incorporated by reference to exhibit (g)(1) to PEA No. 128 to the Registration Statement filed on January 30, 2006.

	(b)		Amendment No. 1 dated September 15, 2006 to Master Custody Agreement dated September 1, 2005 among the Registrant, on behalf of its respective series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II and State Street is incorporated by reference to exhibit (g)(2) to PEA No. 130 filed on January 26, 2007.

	(c)		Form of Custody Services Agreement between the Commodity Subsidiary and State Street to be filed by amendment.

(10)			Rule 12b-1 Plan.

	(a)	(i)	Rule 12b-1 Plan for Class A shares of Harris Associates Large Cap Value Fund is incorporated by reference to exhibit (m)(1)(a) to PEA No. 115 to the Registration Statement filed on April 30, 2001.

		(ii)	Rule 12b-1 Plan for Class B shares of Harris Associates Large Cap Value Fund is incorporated by reference to exhibit (m)(1)(b) to PEA No. 119 to the Registration Statement filed on April 29, 2003.

		(iii)	Rule 12b-1 Plan for Class C shares of Harris Associates Large Cap Value Fund is incorporated by reference to exhibit (m)(1)(c) to PEA No. 115 to the Registration Statement filed on April 30, 2001.

	(b)	(i)	Amended and Restated Rule 12b-1 Plan dated July 1, 2004 for Class A shares of Loomis Sayles Massachusetts Tax Free Income Fund is incorporated by reference to exhibit (m)(2)(a) to PEA No. 124 to the Registration Statement filed on December 2, 2004.

		(ii)	Rule 12b-1 Plan for Class B shares of Loomis Sayles Massachusetts Tax Free Income Fund is incorporated by reference to exhibit (3)(b) to PEA No. 119 to the Registration Statement filed on April 29, 2003.

	(c)	(i)	Rule 12b-1 Plan relating to Class A shares of Delafield Select Fund is filed herewith.

		(ii)	Rule 12b-1 Plan relating to Class C shares of Delafield Select Fund is filed herewith.

	(d)	(i)	Rule 12b-1 Plan for Class A shares of ASG Global Alternatives Fund is incorporated by reference to exhibit (m)(3)(a) to PEA No. 138 to the Registration Statement filed on September 29, 2008.

		(ii)	Rule 12b-1 Plan for Class C shares of ASG Global Alternatives Fund is incorporated by reference to exhibit (m)(3)(b) to PEA No. 138 to the Registration Statement filed on September 29, 2008.

	(e)	(i)	Rule 12b-1 Plan for Class A shares of Vaughan Nelson Value Opportunity Fund to be filed by Amendment.

		(ii)	Rule 12b-1 Plan for Class C shares of Vaughan Nelson Value Opportunity Fund to be filed by Amendment.

	(f)		Rule 18f-3.

Plan. Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, effective September 2007, is incorporated by reference to exhibit (n) to PEA No. 132 to the Registration Statement filed on January 28, 2008.

(11)			Opinion and Consent of Ropes & Gray LLP as to the legality of the securities being registered is incorporated by reference to exhibit (11) to the Registration Statement on Form N-14 filed on July 7, 2008.

(12)			Opinion and Consent of Ropes & Gray LLP relating to Tax Matters and Consequences to Shareholders is filed herewith.

(13)			Other Material Contracts.

	(a)	(i)	Transfer Agency and Services Agreement dated October 1, 2005 among the Registrant, on behalf of its respective series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II and Boston Financial Data Services, Inc. (“Boston Financial”) is incorporated by reference to exhibit (h)(1)(i) to PEA No. 128 to the Registration Statement filed on January 30, 2006.

		(ii)	Revised Appendix A dated July 17, 2006 to the Transfer Agency and Services Agreement dated October 1, 2005 among the Registrant, on behalf of its respective series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II, and Boston Financial is incorporated by reference to exhibit (h)(1)(ii) to PEA No. 130 filed on January 26, 2007.

	(b)	(i)	Administrative Services Agreement dated January 3, 2005 between the Registrant, on behalf of its respective series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II and Natixis Advisors is incorporated by reference to PEA No. 125 to the Registration Statement filed on January 28, 2005.

		(ii)	First Amendment dated November 1, 2005 to the Administrative Services Agreement between the Registrant, on behalf of its respective series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II and Natixis Advisors is incorporated by reference to exhibit (h)(2)(ii) to PEA No. 128 to the Registration Statement filed on January 30, 2006.

		(iii)	Second Amendment dated January 1, 2006 to Administrative Services Agreement between the Registrant, on behalf of its respective series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II and Natixis Advisors is incorporated by reference to exhibit (h)(2)(iii) to PEA No. 128 to the Registration Statement filed on January 30, 2006.

		(iv)	Third Amendment dated July 1, 2007 to Administrative Services Agreement between the Registrant, on behalf of its respective series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II and Natixis Advisors is incorporated by reference to exhibit (h)(2)(iv) to PEA No. 132 to the Registration Statement filed on January 28, 2008.

		(v)	Fourth Amendment dated September 17, 2007 to the Administrative Services Agreement between the Registrant, on behalf of its respective series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II and Natixis Advisors is incorporated by reference to exhibit (h)(2)(v) to PEA No. 132 to the Registration Statement filed on January 28, 2008.

(vi)	Fifth Amendment dated February 1, 2008 to the Administrative Services Agreement between the Registrant, on behalf of its respective series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management
Trust, Loomis Sayles Funds I, Loomis Sayles Funds II and Natixis Advisors is incorporated by reference to exhibit
(h)(2)(vi) to PEA No. 132 to the Registration Statement filed on January 28, 2008.

	(vii)	Sixth Amendment dated February 19, 2008 to the Administrative Services Agreement between the Registrant on behalf of its series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II, Hansberger International Series and Natixis Advisors is incorporated by reference to exhibit (h)(2)(vii) to PEA No. 134 to the Registration Statement filed on April 29, 2008.

	(viii)	Seventh Amendment dated July 1, 2008 to the Administrative Agreement between the Registrant on behalf of its series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II, Hansberger International Series, Gateway Trust and Natixis Advisors is incorporated by reference to exhibit (h)(2)(viii) to PEA No. 138 to the Registration Statement filed on September 29, 2008.

	(ix)	Eighth Amendment dated September 29, 2008 to the Administrative Agreement between the Registrant on behalf of its series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II, Hansberger International Series, Gateway Trust and Natixis Advisors is incorporated by reference to exhibit (h)(2)(ix) to PEA No. 138 to the Registration Statement filed on September 29, 2008.

	(x)	Form of Administrative Services Agreement between the Commodity Subsidiary and Natixis Advisors to be filed by amendment.

	(xi)	Form of Sub-Administrative Services Agreement among the Commodity Subsidiary, State Street and Natixis Advisors to be filed by amendment.

(c)		Securities Lending Authorization Agreement dated September 1, 2005 among the Registrant, on behalf of its respective series, Natixis Funds Trust I, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II, and State Street is incorporated by reference to exhibit (h)(3)(i) to PEA No. 128 to the Registration Statement filed on January 30, 2006.

(d)		Natixis Advisors Fee Waiver/Expense Reimbursement Undertakings dated April 30, 2007 between Natixis Advisors and the Registrant, on behalf of Harris Associates Large Cap Value Fund is incorporated by reference to exhibit (h)(4) to PEA No. 131 to the Registration Statement filed on April 27, 2007.

(e)		Natixis Advisors Fee Waiver/Expense Reimbursement Undertakings dated October 30, 2008 between Natixis Advisors and the Registrant, on behalf of Vaughan Nelson Value Opportunity Fund is incorporated by reference to exhibit (h)(5) to PEA No. 137 to the Registration Statement filed on August 15, 2008.

(f)		Reliance Agreement for Exchange Privileges dated September 30, 2003 by and among Natixis Funds Trust IV, Natixis Funds Trust I, Registrant, Natixis Funds Trust III, Natixis Cash Management Trust, Loomis Sayles Funds I and Loomis Sayles Funds II is incorporated by reference to exhibit (h)(6) to PEA No. 120 to the Registration Statement filed on November 28, 2003.

	(g)		Advisory Administration Agreement dated September 1, 2003 between Registrant, with respect to Loomis Sayles Massachusetts Tax Free Income Fund, and Natixis Advisors is incorporated by reference to exhibit (h)(7) to PEA No. 120 to the Registration Statement filed on November 28, 2003.

	(h)		Administrative Services Fee Waiver dated October 1, 2007 between Natixis Advisors and the Registrant, on behalf of Loomis Sayles Massachusetts Tax Free Income Fund and Harris Associates Large Cap Value Fund is incorporated by reference to exhibit (h)(8) to PEA No. 132 to the Registration Statement filed on January 28, 2008.

	(i)		AlphaSimplex Fee Waiver/Expense Reimbursement Undertaking dated September 29, 2008 between the Registrant, on behalf of ASG Global Alternatives Fund, and AlphaSimplex is incorporated by reference to exhibit (h)(6) to PEA No. 138 to the Registration Statement filed on September 29, 2008.

	(j)		Reich & Tang Fee Waiver/Expense Reimbursement Undertakings dated September 28, 2008 between Reich & Tang Asset Management, LLC and the Registrant, on behalf of Delafield Select Fund is filed herewith.

(14)			Other Opinions, Appraisals or Rulings.

Consent of Sanville & Company is incorporated by reference to exhibit (14) to the Registration Statement on Form N-14 filed on July 7, 2008.

(15)			Omitted Financial Statements.

None.

		(l)	Initial Capital Agreements.

Not applicable.

(16)			Powers of Attorney.

		(1)	Powers of Attorney for Graham T. Allison, Jr., Daniel M. Cain, John T. Hailer, Edward Benjamin, Robert Blanding and Sandra O. Moose dated October 18, 2004 designating John M. Loder, Coleen Downs Dinneen, Russell Kane and Michael Kardok as attorneys to sign for each Trustee is incorporated by reference to exhibit (q)(1) to PEA No. 124 to the Registration Statement filed on December 2, 2004.

		(2)	Powers of Attorney for Charles D. Baker and Cynthia L. Walker are incorporated by reference to exhibit (q)(2) to PEA No. 128 to the Registration Statement filed on January 30, 2006.

		(3)	Power of Attorney for Jonathan P. Mason is incorporated by reference to exhibit (q)(3) to PEA No. 131 to the Registration Statement filed on April 27, 2007.

		(4)	Power of Attorney for Kenneth A. Drucker is incorporated by reference to exhibit (q)(4) to PEA No. 136 to the Registration Statement filed on July 17, 2008.

(17)			Additional Exhibits.

None.

Item 17.	Undertakings.

(1) Registrant hereby agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) Registrant hereby agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NATIXIS FUNDS TRUST II

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Boston, and the Commonwealth of Massachusetts on the 8th day of October, 2008.

NATIXIS FUNDS TRUST II

By:	/s/ David L. Giunta
David L. Giunta
Chief Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Giunta David L. Giunta	President and Chief Executive Officer	October 8, 2008

/s/ Michael C. Kardok Michael C. Kardok	Treasurer	October 8, 2008

/s/ Graham T. Allison, Jr.* Graham T. Allison, Jr.	Trustee	October 8, 2008

/s/ Charles D. Baker * Charles D. Baker	Trustee	October 8, 2008

/s/ Edward A. Benjamin * Edward A. Benjamin	Trustee	October 8, 2008

/s/ Robert J. Blanding * Robert J. Blanding	Trustee	October 8, 2008

/s/ Daniel M. Cain * Daniel M. Cain	Trustee	October 8, 2008

/s/ Kenneth A. Drucker * Kenneth A. Drucker	Trustee	October 8, 2008

/s/ John T. Hailer * John T. Hailer	Trustee	October 8, 2008

/s/ Jonathan P. Mason* Jonathan P. Mason	Trustee	October 8, 2008

/s/ Sandra O. Moose* Sandra O. Moose	Trustee, Chairperson of the Board	October 8, 2008

/s/ Cynthia L. Walker* Cynthia L. Walker	Trustee	October 8, 2008

*By:	/s/ Coleen Downs Dinneen
Coleen Downs Dinneen
Attorney-In-Fact**/***/****/*****
October 8, 2008

**	Powers of Attorney for Graham T. Allison, Jr., Edward A. Benjamin, Robert J. Blanding, Daniel M. Cain, John T. Hailer
and Sandra O. Moose are incorporated by reference to exhibit (q) to PEA No. 124 to the Registration Statement filed on
December 2, 2004.

***	Powers of Attorney for Charles D. Baker and Cynthia L. Walker are incorporated by reference to exhibit (q)(2) to PEA No. 128 to the Registration Statement filed on January 30, 2006.

****	Power of Attorney for Jonathan P. Mason is incorporated by reference to exhibit (q)(3) to PEA No. 131 to the Registration Statement filed on April 27, 2007.

*****	Power of Attorney for Kenneth A. Drucker is incorporated by reference to exhibit (q)(4) to PEA No. 136 to the Registration Statement filed on July 17, 2008.

NATIXIS FUNDS TRUST II

EXHIBIT INDEX

Exhibits for Item 16 of Form N-14

Exhibit	Description

(4)	Agreement and Plan of Reorganization.

(6)(a)(ii)	Advisory Agreement between the Registrant, on behalf of Delafield Select Fund, and Reich & Tang Asset Management, LLC.

(7)(b)	Distribution Agreement between Registrant, on behalf of Delafield Select Fund, and Natixis Distributors.

(10)(c)(i)	Rule 12b-1 Plan relating to Class A shares of Delafield Select Fund.

(10)(c)(ii)	Rule 12b-1 Plan relating to Class C shares of Delafield Select Fund.

(12)	Opinion and Consent of Ropes & Gray LLP relating to Tax Matters and Consequences to Shareholders.

(13)(j)	Reich & Tang Fee Waiver/Expense Reimbursement Undertakings dated September 28, 2008 between Reich & Tang Asset Management, LLC and the Registrant, on behalf of Delafield Select Fund.